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Exhibit 10.1

MEDICAID ADVANTAGE MODEL CONTRACT

Amendment of Agreement Between The City of New York
and WellCare of New York, Inc.

This Amendment, effective April 1, 2007, amends the Medicaid Advantage Model Contract (hereinafter referred to as the “Agreement”) made by and between the City of New York, acting through the New York City Department of Health and Mental Hygiene (hereinafter referred to as “LDSS” or “DOHMH”) and WellCare of New York, Inc. (hereinafter referred to as “Contractor” or “MCO”).

WHEREAS the parties entered into an Agreement effective April 1, 2006, amended January 1, 2007, for the purpose of providing Medicare and Medicaid Advantage Products to eligible recipients residing in the Contractor’s Medicaid Advantage Service Area; and

WHEREAS the parties desire to amend said Agreement to modify certain provisions to reflect current circumstances and intentions, and, as authorized in Section 2.1 of the Agreement, to extend the term of the Agreement until December 31, 2008;

NOW THEREFORE, effective April 1, 2007, it is mutually agreed by the parties to amend this Agreement as follows:

1. Amend Section 5.1 (a) “Eligible to Enroll in the Medicaid Advantage Program” to read as follows:

5.1           Eligible to Enroll in the Medicaid Advantage program

a) Except as specified in Section 5.2, persons meeting the following criteria shall be eligible to enroll in the Contractor’s Medicaid Advantage Product:

i) Must have full Medicaid coverage;

ii) Must have evidence of Medicare Part A & B coverage; or be enrolled in Medicare Part C coverage;

iii) Must reside in the service area as defined in Appendix M of this Agreement;

iv) Must be 18 years of age or older; and

v) Must enroll in the Contractor’s Medicare Advantage product as defined in Section 1 and Appendix K-1 of this Agreement.

This Amendment is effective April 1, 2007 and the Agreement, including the modifications made by this Amendment, shall remain in effect until December 31, 2008 or until an extension, renewal or successor Agreement is entered into as provided for in Section 2.1 of the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the dates appearing below their respective signatures

CONTRACTOR	CITY OF NEW YORK
By: /s/ Todd Farha	/s/ Andrew Rein
Todd Farha	Andrew Rein
Title: President & CEO	COO/EDC
WellCare of New York, Inc.	NYC DOHMH
Date: 4/5/07	4/16/2007

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

On this 5 day of April, 2007, Todd Farha came before me, to me known and known to be the President and CEO of WellCare of New York, Inc., who is duly authorized to execute the foregoing instrument on behalf of said corporation and s/he acknowledged to me that s/he executed the same for the purpose therein mentioned.

NOTARY PUBLIC

STATE OF NEW YORK

COUNTY OF NEW YORK

On this 16 day April, 2007, Andrew Rein came before me, to me known and known to be the Executive Deputy Commissioner in the New York City Department of Health and Mental Hygiene, who is duly authorized to execute the foregoing instrument on behalf of the City and s/he acknowledged to me that s/he executed the same for the purpose therein mentioned.

NOTARY PUBLIC